SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                    FILED PURSUANT TO RULES 13d-1(b)(c), AND
                        (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 2)*


                                  Autoliv, Inc.
                   ------------------------------------------
                                (Name of Issuer)

                                  Common Stock
                   ------------------------------------------
                         (Title of Class of Securities)

                                    052800109
                         ------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2003
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

(x) Rule 13d-1(b)
( ) Rule 13d-(c)
( ) Rule 13d-1(d)

----------------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
                        (Continued on following page(s))

                               Page 1 of 11 Pages

CUSIP No. 052800109                   13G                     Page 2 of 11 Pages


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     College Retirement Equities Fund
     I.R.S. #13-6022-042

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) ( )
                                                          (b) (X)
     See Exhibit A Attached

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

     5.   SOLE VOTING POWER             5,140,321

     6.   SHARED VOTING POWER           None

     7.   SOLE DISPOSITIVE POWER        None

     8.   SHARED DISPOSITIVE POWER      5,140,321 (shared with its
          investment adviser, TIAA-CREF Investment Management, LLC)

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     5,140,321 (includes 1,219,523 shares of Autoliv SDRs representing common stock)

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  (  )

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     5.4395%

12.  TYPE OF REPORTING PERSON*

                                       IV

                      * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 052800109                   13G                     Page 3 of 11 Pages


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     TIAA Separate Account VA-1
     I.R.S. #13-1624203

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) ( )
                                                          (b) (X)
     See Exhibit A Attached

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

     5.   SOLE VOTING POWER             6,789

     6.   SHARED VOTING POWER           None

     7.   SOLE DISPOSITIVE POWER        None

     8.   SHARED DISPOSITIVE POWER      6,789
          (shared with its investment adviser, Teachers Advisors, Inc.)

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      6,789

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   ( )


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     0.007%

12.  TYPE OF REPORTING PERSON*

                                       IV

                      * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 052800109                   13G                     Page 4 of 11 Pages


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     TIAA-CREF Mutual Funds
     I.R.S. #13-4088138 (Equity Index Fund)
     I.R.S. #13-3930561 (Growth & Income Fund)
     I.R.S. #13-4088091 (Social Choice Equity Fund)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) ( )
                                                          (b) (X)
     See Exhibit A Attached

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

     5.   SOLE VOTING POWER             75,345

     6.   SHARED VOTING POWER           None

     7.   SOLE DISPOSITIVE POWER        None

     8.   SHARED DISPOSITIVE POWER      75,345
          (shared with its investment adviser, Teachers Advisors, Inc.)

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     75,345

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   ( )

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     0.0797%

12.  TYPE OF REPORTING PERSON*

                                       IV


                      * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 052800109                   13G                     Page 5 of 11 Pages


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     TIAA-CREF Institutional Mutual Funds
     I.R.S. #13-4055170 (Equity Index Fund)
     I.R.S. #13-4055169 (Growth & Income Fund)
     I.R.S. #52-2366604 (Mid-Cap Growth Fund)
     I.R.S. #52-2366594 (Mid-Cap Growth Index Fund)
     I.R.S. #52-2366565 (Large-Cap Growth Index Fund)
     I.R.S. #52-2366582 (Large-Cap Value Index Fund)
     I.R.S. #52-2366577 (Mid-Cap Blend Index Fund)
     I.R.S. #52-2366587 (Mid-Cap Value Index Fund)
     I.R.S. #13-4055615 (Social Choice Equity Fund)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) ( )
                                                          (b) (X)
     See Exhibit A Attached

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

     5.   SOLE VOTING POWER             100,018

     6.   SHARED VOTING POWER           None

     7.   SOLE DISPOSITIVE POWER        None

     8.   SHARED DISPOSITIVE POWER      100,018 (shared with its investment
          adviser, Teachers Advisors, Inc.)

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     100,018

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*   ( )


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     0.106%

12.  TYPE OF REPORTING PERSON*

                                       IV


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 052800109                   13G                     Page 6 of 11 Pages


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     TIAA-CREF Life Funds
     I.R.S. #13-4025227 (Stock Index Fund)
     I.R.S. #13-4100625 (Growth & Income Fund)
     I.R.S. #13-4100628 (Social Choice Equity Fund)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) ( )
                                                          (b) (X)
     See Exhibit A Attached

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

     5.   SOLE VOTING POWER             7,607

     6.   SHARED VOTING POWER           None

     7.   SOLE DISPOSITIVE POWER        None

     8.   SHARED DISPOSITIVE POWER      7,607
          (shared with its investment adviser, Teachers Advisors, Inc.)

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      7,607

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  ( )


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     0.008%

12.  TYPE OF REPORTING PERSON*

                                       IV


                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 052800109                   13G                     Page 7 of 11 Pages




Item 1(a).      NAME OF ISSUER:

                         Autoliv, Inc.

Item 1(b).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                         World Trade Center
                         Klarabergsviadukten 70
                         Box 70381
                         SE-107 24
                         Stockholm, Sweden

Item 2(a).      NAME OF PERSON FILING:

                         (1)  College Retirement Equities Fund ("CREF")

                         (2)  TIAA Separate Account VA-1 ("VA-1")

                         (3)  TIAA-CREF Mutual Funds ("Mutual Funds")

                         (4)  TIAA-CREF Institutional Mutual Funds
                              ("Institutional Funds")

                         (5)  TIAA-CREF Life Funds ("Life Funds")

Item 2(b).      ADDRESS OF PRINCIPAL BUSINESS OFFICE:


                         (1)  CREF -                730 Third Avenue
                                                    New York, N.Y.  10017

                         (2)  VA-1 -                730 Third Avenue
                                                    New  York, N.Y.  10017

                         (3)  Mutual                730 Third Avenue
                              Funds -               New York, N.Y. 10017

                         (4)  Institutional Funds - 730 Third Avenue
                                                    New York, N.Y. 10017

                         (5)  Life                  730 Third Avenue
                              Funds -               New York, N.Y. 10017

Item 2(c).      CITIZENSHIP:
                         (1)  CREF - Incorporated in New York

                         (2)  VA-1 - Established in New York

                         (3)  Mutual Funds - Incorporated in Delaware

                         (4)  Institutional Funds - Incorporated in Delaware

                         (5)  Life Funds - Incorporated in Delaware

Item 2(d).      TITLE OF CLASS OF SECURITIES:

                         Common Stock

Item 2(e).      CUSIP NUMBER: 052800109

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

(a)       ( )   Broker or dealer registered under Section 15 of the
                Exchange Act.

(b)       ( )   Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)       ( )   Insurance company as defined in Section 3(a)(19) of the
                Exchange Act.

CUSIP No. 052800109                   13G                     Page 8 of 11 Pages




(d)       (x)   Investment Company registered under Section 8 of the  Investment
                Company Act.

(e)       ( )   An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E);

(f)       ( )   An  employee  benefit plan  or endowment fund in accordance with
                Rule 13d-1(b)(1)(ii)(F);

(g)       ( )   A parent holding company or control  person  in  accordance with
                Rule 13d-1(b)(1)(ii)(G);

(h)       ( )   A savings association as defined in  Section 3(b) of the Federal
                Deposit Insurance Act;

(i)       ( )   A  church  plan  that  is  excluded  from  the  definition of an investment  company under  Section  3(c)(14)  of  the Investment
                Company Act;

(j)       (x)   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. ( )


Item 4.   OWNERSHIP.

(1)       COLLEGE RETIREMENT EQUITIES FUND

          (a)   Amount Beneficially Owned: 5,140,321

          (b)   Percent of Class: 5.4395%


          (c) The Board of Trustees of CREF, an investment company, has sole power to vote 5,140,321 shares of common stock and authority to direct the disposition of the 5,140,321 shares of common stock. TIAA-CREF Investment Management, LLC, CREF's investment adviser, is authorized to sell the 5,140,321 shares on behalf of CREF in its discretion, subject to the ultimate authority of the CREF Board of Trustees.

(2)       TIAA SEPARATE ACCOUNT VA-1

          (a)   Amount Beneficially Owned: 6,789

          (b)   Percent of Class: 0.007%

          (c) The Management Committee of VA-1, an investment company, has sole power to vote 6,789 shares of common stock, and authority to direct the disposition of the 6,789 shares of common stock. Teachers Advisors, Inc., VA-1's investment adviser, is authorized to sell the 6,789 shares on behalf of VA-1 in its discretion, subject to the ultimate authority of the VA-1 Management Committee.

(3)       TIAA-CREF MUTUAL FUNDS

          (a)   Amount Beneficially Owned: 75,345

          (b)   Percent of Class: 0.0797%

          (c) The Board of Trustees of the Mutual Funds, an investment company, has sole power to vote 75,345 shares of common stock, and authority to direct the disposition of the 75,345 shares of common stock. Teachers Advisors, Inc., the Mutual Fund's investment adviser, is authorized to sell the 75,345 shares on behalf of the Mutual Funds in its discretion, subject to the ultimate authority of the Mutual Funds Board of Trustees.

(4)       TIAA-CREF INSTITUTIONAL MUTUAL FUNDS

          (a)   Amount Beneficially Owned: 100,018

          (b)   Percent of Class: 0.106%

CUSIP No. 052800109                   13G                     Page 9 of 11 Pages


          (c) The Board of Trustees of the Institutional Funds, an investment company, has sole power to vote 100,018 shares of common stock, and authority to direct the disposition of the 100,018 shares of common stock. Teachers Advisors, Inc., the Institutional Funds' investment adviser, is authorized to sell the 100,018 shares on behalf of the Institutional Funds in its discretion, subject to the ultimate authority of the Institutional Funds' Board of Trustees.

(5)       TIAA-CREF LIFE FUNDS

          (a)   Amount Beneficially Owned: 7,607

          (b)   Percent of Class: 0.008%

          (c) The Board of Trustees of the Life Funds, an investment company, has sole power to vote 7,607 shares of common stock, and authority to direct the disposition of the 7,607 shares of common stock. Teachers Advisors, Inc., the Life Funds' investment adviser, is authorized to sell the 7,607 shares on behalf of the Life Funds in its discretion, subject to the ultimate authority of the Life Funds Board of Trustees.

Item 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( ).

Item 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                                 Not Applicable

Item 7.         IDENTIFICATION   AND   CLASSIFICATION  OF THE  SUBSIDIARY  WHICH
                ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                                 Not Applicable

Item 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                See attached Exhibit A.

Item 9.         NOTICE OF DISSOLUTION OF GROUP:    Not Applicable

Item 10.        CERTIFICATION.

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 052800109                   13G                    Page 10 of 11 Pages


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February 6, 2004
                                        COLLEGE RETIREMENT EQUITIES FUND


                                        By: /s/ Stewart Greene
                                            ------------------------------------
                                            Stewart Greene
                                            Chief Counsel, Securities Law


                                        TIAA SEPARATE ACCOUNT VA-1

                                        By: /s/ Stewart Greene
                                            ------------------------------------
                                            Stewart Greene
                                            Chief Counsel, Securities Law


                                        TIAA-CREF MUTUAL FUNDS

                                        By: /s/ Stewart Greene
                                            ------------------------------------
                                            Stewart Greene
                                            Chief Counsel, Securities Law


                                        TIAA-CREF INSTITUTIONAL MUTUAL FUNDS

                                        By: /s/ Stewart Greene
                                            ------------------------------------
                                            Stewart Greene
                                            Chief Counsel, Securities Law


                                        TIAA-CREF LIFE FUNDS

                                        By: /s/ Stewart Greene
                                            ------------------------------------
                                            Stewart Greene
                                            Chief Counsel, Securities Law

CUSIP No. 052800109                   13G                    Page 11 of 11 Pages


                                    EXHIBIT A

            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP


College Retirement Equities Fund - IV
TIAA Separate Account VA-1 - IV
TIAA-CREF Mutual Funds - IV
TIAA-CREF Institutional Mutual Funds - IV
TIAA-CREF Life Funds - IV


The College Retirement Equities Fund, TIAA Separate Account VA-1, TIAA-CREF Mutual Funds, TIAA-CREF Institutional Mutual Funds and TIAA-CREF Life Funds (the "Reporting Persons") are filing as a group because CREF's investment adviser, TIAA-CREF Investment Management, LLC, is affiliated and employs some of the same investment personnel as Teachers Advisors, Inc., the investment adviser for TIAA Separate Account VA-1,TIAA-CREF Mutual Funds, TIAA-CREF Institutional Mutual Funds and TIAA-CREF Life Funds. However, because separate investment decisions are made with respect to the respective portfolio holdings of each of the Reporting Persons and there is no oral or written agreement or arrangement among the Reporting Persons with respect to acquisition, voting, disposition or otherwise of their securities, each Reporting Person disclaims beneficial ownership of the others' securities holdings and disclaims its membership in a group with the other Reporting Person, where the purpose of the group is to acquire control of or influence management of the issuer.